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                                                                   Exhibit 99.1

                             FOR IMMEDIATE RELEASE

             Union Bankshares Announces Second Quarter and Year To
                 Date Earnings and Quarterly Dividend Payment

Morrisville, VT July 14, 2006 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended June 30, 2006 was $1.49 million or $.33 per share compared to $1.43 million or $.31 per share for the same period in 2005. Net Income year to date was $2.96 million or $0.65 per share for 2006 compared to $2.83 million or $0.62 per share for 2005. Improvements in net interest income, non-interest income and federal tax credits, coupled with strong loan growth contributed to the Company's increased earnings. Total loans have grown $15.3 million or 5.2% to $307.5 million at June 30, 2006 from $292.2 million at June 30, 2005.

A quarterly cash dividend of $.26 per share was declared on July 14, 2006 to shareholders of record July 24, 2006, payable July 27, 2006.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of June 30, 2006, the Company had approximately $363 million in consolidated assets and operated 12 banking offices and 28 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.